Exhibit 23.6
CONSENT OF INDEPENDENT AUDITORS
We have issued our report dated September 9, 2005, accompanying the financial statements of Silvue Technologies Group, Inc. and Subsidiaries contained in the Registration Statement and Prospectus of Compass Diversified Trust. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ White, Nelson & Co. LLP
Anaheim, California
December 13, 2005